CROSSPOINT ENERGY COMPANY
CODE OF ETHICS

CROSSPOINT ENERGY COMPANY
CODE OF ETHICS

Table of Contents

Introduction		1

Purpose of the Code		1

Section 1.	Acknowledgment	1

Section 2.	Definitions	2

(A)	“Access Person”	2
(B)	“Advisory Person”	2
(C)	“Beneficial Interest”	2
(D)	“Beneficial Ownership”	2
(E)	“Code”	2
(F)	“Covered Security”	2
(G)	“Company”	2
(H)	“Designated Officer”	2
(I)	“Disinterested Director”	3
(J)	“Purchase or Sale of a Covered Security”	3

Section 3.	Conflict of Interest Transactions	3

(A)	General Standards	3
(B)	Prohibited Transactions	3
(C)	Reporting Requirements	4
(D)	Review of Reports	7

Section 4.	Corporate Opportunities	7

Section 5.	Public Disclosure	7

Section 6.	Fair Dealing	7

Section 7.	Protection and Proper Use of Corporate Assets	8

Section 8.	Compliance with Applicable Laws, Rules and Regulations	8

Section 9.	Accuracy of Company Records	8

Section 10.	Duty to Report	9

Section 11.	Confidentiality	9

Section 12.	Sanctions	10

Section 13.	Waivers of the Code	10

Acknowledgment and Certification		11

i

CrossPoint Energy Company
Code of Ethics

Introduction

CrossPoint Energy Company (the “Company”) is committed to the highest ethical standards and to conducting our business with the highest level of integrity. Each of us at the Company, including employees, management, and members of our Board of Directors, is responsible for maintaining integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please discuss the question with any member of management, or follow the procedures outlined in this Code.

Purpose of the Code

This Code is intended to:

(1)	ensure that ethical standards are maintained;
(2)	help you recognize ethical issues and take the appropriate steps to resolve these issues;
(3)	assist you in reporting any unethical or illegal conduct; and
(4)	reaffirm our commitment to a culture within our company that values honesty and accountability.

Further, it is the Company’s policy that no Access Person (as defined below) shall, in connection with the purchase or sale, directly or indirectly, by such Access Person of any security held or to be acquired by the Company:

(1)	Employ any device, scheme or artifice to defraud the Company;
(2)
Make to the Company an untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(3)	Engage in an act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or
(4)	Engage in any manipulative practice with respect to the Company.

Section 1. Acknowledgment

Each Affiliated Person (as defined below), as a condition of employment or association, or continued employment or association, with the Company will acknowledge annually in writing that such Affiliated Person has received a copy of this Code, read it, and understands that the Code contains the Company’s expectations regarding the matters covered by the Code.

Section 2. Definitions

(A) “Access Person” means any director, officer, or Advisory Person of the Company.

(B) “Advisory Person” of the Company means:

(i) any employee of the Company or of any company in a control relationship to the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of security.

(C) “Beneficial Interest”includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(D) “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just “equity” securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(E) “Code” means this Code of Ethics.

(F) “Covered Security” means a security as defined in Section 2(a)(1) of the Securities Act of 1933, as amended.

(G) “Company” means CrossPoint Energy Company, a Nevada corporation.

(H) “Designated Officer” means the officer of the Company designated by the Board of Directors from time to time to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code.

(I) “Disinterested Director” means a director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(J) “Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a covered security, or the use of derivative product to take a position in a Covered Security.

Section 3. Conflict of Interest Transactions

(A) General Standards

(i) No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company or its shareholders.

(ii) Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in or Beneficial Ownership of such Covered Security or the issuer thereof.

(iii) No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company to anyone outside the Company, without obtaining prior written approval from the Designated Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)	when there is a public report containing the same information; or

(b)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates.

(iv) All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual's position of trust and responsibility within the Company.

(B) Prohibited Transactions

(i) General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company, or is held in the portfolio of the Company unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer.

(a)
An Access Person who becomes aware that the Company is considering the purchase or sale of any Covered Security by any person (an issuer) must immediately notify the Designated Officer of any interest that such Access Person may have in any outstanding Covered Securities of that issuer.

(b)	An Access Person shall similarly notify the Designated Officer of any other interest or connection that such Access Person might have in or with such issuer.

(c)
Once an Access Person becomes aware that the Company is considering the purchase or sale of a Covered Security or that the Company holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the Designated Officer, in any transaction in any Covered Securities of that issuer.

(d)	The notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

(ii) Gifts. No Access Person may accept, directly or indirectly, any gift, favor, or service with a fair market value in excess of $300.00 from any person with whom he or she transacts business on behalf of the Company without the prior written consent of the Designated Officer. No Access Person shall accept any gifts, favor or service, regardless of value, if such gift, service or favor would conflict with the Company's best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Company.

(iii) Service as Director. No Access Person shall serve on the board of directors of a Company in which the Company owns shares without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Company and its shareholders.
(C) Reporting Requirements

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Company in preventing, detecting, and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Designated Officer.

(i) Applicability. All Access Persons are subject to the reporting requirements set forth in Section 3(C) except:

(a)	with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

(b)	a Disinterested Director who would be required to make a report solely by reason of being a Director need not make an annual holdings report; and

(c)
an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the Access Person.

(ii) Initial Holdings Report. An Access Person must file an initial report not later than 10 days after that person became an Access Person. The initial report must:

(a)	contain the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(b)
identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	indicate the date that the report is filed with the Designated Person.

(iii) Quarterly Transaction Report. An Access Person must file a quarterly transaction report not later than 10 days after the end of a calendar quarter. With respect to any transaction made during the reporting quarter, the quarterly transaction report must contain:

(a)	the transaction date, title, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security;

(b)	the nature of the transaction;

(c)	the price of the Covered Security at which the transaction occurred;

(d)	the name of the broker, dealer or bank through which the transaction was effected; and

(e)	the date that the report is submitted by the Access Person.

(iv) Annual Holdings Report. An Access Person must file an annual holdings report not later than 30 days after the end of a fiscal year. The annual report must contain:

(a)	the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(c)	the date the report is submitted.

(v) Confirmations and Account Statements. In addition to providing a quarterly transaction report, each Access Person will provide to the Designated Officer duplicate confirmations of all transactions in any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

(vi) Company Reports. No less frequently than annually, the Company must furnish to the Board of Directors, and the Board of Directors must consider, a written report that:

(a)
describes any issues arising under this Code since the last report to the Board of Directors, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(vii) Disclaimer of Beneficial Ownership. Any report required under this subparagraph C of Section 3 may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(D) Review of Reports

The reports, duplicate confirmations, and account statements required to be submitted under this Section 3 shall be delivered to the Designated Officer. The Designated Officer shall review such reports and duplicate confirmations to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Designated Officer shall maintain copies of the reports, duplicate confirmations, and account statements as required by Rule 17j-1(d).

Section 4. Corporate Opportunities

Each Affiliated Person has a duty to advance the interests of the Company. Therefore, an Affiliated Person may not, unless disclosed and approved in advance by the Board of Directors:

(A) take for himself or herself personally opportunities, including investment opportunities, discovered through the use of his or her position with the Company, or through the use of the Company’s property or information;

(B) use the Company’s property, information, or position for his or her personal gain or the gain of a family member; or

(C) compete, or prepare to compete, with the Company.

Section 5. Public Disclosure

The Company is committed to a policy of fair, accurate, timely, and clear disclosure to shareholders of material information regarding the Company’s business. This policy extends to the Company’s filings with the Securities and Exchange Commission and to the Company’s other public communications. All individuals involved in the Company’s regulatory reporting process and in preparing and making public communications regarding the Company’s business must take reasonable steps to comply with this policy, including the steps described in our Disclosure Policy.

Section 6. Fair Dealing

Each Affiliated Person must endeavor to deal ethically with companies or individuals with whom the Company does business or comes into contact, including fellow employees, officers and directors of the Company. Unethical conduct may include:

(A) manipulation;

(B) concealment;

(C) abuse of privileged information; or

(D) misrepresentation of material facts.

Section 7. Protection and Proper Use of Corporate Assets

The Company’s assets are to be used only for legitimate business purposes. Each Affiliated Person should protect the Company’s assets and ensure that such assets are used efficiently. Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the Company, it does not interfere with an Affiliated Person’s work duties, and is not related to an illegal activity or to any outside business.

Section 8. Compliance with Applicable Laws, Rules and Regulations

Each Affiliated Person has a duty to comply with the laws, rules and regulations that apply to the Company’s business. An Affiliated Person should speak to the Corporate Secretary if such Affiliated Person has any questions about how to comply with these laws, rules and regulations.

Section 9. Accuracy of Company Records

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as financial records and personnel records. Financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to the Company's system of internal controls.

The law requires the Company to maintain certain types of corporate records, usually for specified periods of time. The Company has established retention policies. The Company expects all Affiliated Persons to comply with the Company’s published records retention policies. If an Affiliated Person believes, or the Company informs an Affiliated Person, that the Company’s records are relevant to litigation, or potential litigation, then the Affiliated Person must preserve those records until the Company determines the records are no longer needed. If an Affiliated Person has any questions about the records retention policy, such Affiliated Person should contact the Corporate Secretary.

The Company shall maintain records with respect to this Code in the manner and to the extent set forth below.

(A) A copy of this Code and any other Code of Ethics of the Company that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

(B) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

(C) A copy of each report made or duplicate confirmation received pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(D) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

(E) A record of any decision and the reasons supporting the decision, to approve a request by an Access Person to purchase or sell any Covered Security shall be maintained for at least five years after the end of the fiscal year in which the request is approved.

Section 10. Duty to Report

Every Access Person who becomes aware of a violation of this Code by any person must report it to the Designated Officer, who shall report it to appropriate management personnel. The management personnel will take such disciplinary action that they consider appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the management personnel consider disciplinary action against any person, they will cause notice thereof to be given to that person and provide to that person the opportunity to be heard. The Board of Directors will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

If for any reason you feel uncomfortable reporting the suspected violation to the Designated Officer, or are still concerned after making a report to the Designated Officer, you may contact any member of senior management. If after contacting the Designated Officer or other members of management, you do not believe that your concern has been appropriately addressed you may submit, on a confidential, anonymous basis if you so desire, comments by setting forth such comments in writing and forwarding them to the Chairperson of the Audit Committee, in care of the Corporate Secretary. Such comments should be provided in a sealed envelope to be labeled with a legend: "To be opened by the Audit Committee only." Employees may deposit such envelope in the Company's internal mail system or deliver it by hand to the Corporate Secretary, who will deliver it unopened to the Chairperson of the Audit Committee. If you would like to discuss a matter with the Audit Committee, you should indicate this in the submission and include a telephone number at which you may be contacted if the Audit Committee deems it appropriate. If the comment is regarding harassment or discrimination, follow the complaint procedures set forth in the Equal Employment Opportunity and Harassment Policies. Retaliation or retribution for reporting suspected violations is prohibited.

Section 11. Confidentiality

You must not disclose confidential information regarding the Company, our affiliates, our lenders, our clients, our shareholders, or our other business partners, unless you are informed either by the Company's general counsel or our Corporate Secretary that such disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, our affiliates, our lenders, our clients, or our other business partners.

All reports of Covered Securities transactions, duplicate confirmations and other information filed with the Company or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

Section 12. Sanctions

Upon determination that a violation of this Code has occurred, appropriate management personnel of the Company may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. If the violation involves potentially criminal activity, the individual or individuals in question may be reported, as warranted, to the appropriate authorities. Violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board of Directors of the Company.

Section 13. Waivers of the Code

Waivers of this Code, if any, will be promptly disclosed to shareholders as required by law. This Code incorporates the provisions relating to disclosure and/or approval of waivers of the Code that may be required by any securities exchange or national securities association on which the Company's securities trade.

Acknowledgment and Certification

I acknowledge receipt of the Code of Ethics of CrossPoint Energy Company. I have read and understand such Code of Ethics and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

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(signature)

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(please print name)

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(date)